Exhibit 23.3

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our “Hydraulic Fracturing Market 2005-2017” report published in the fourth quarter 2016.

Spears & Associates

/s/ Katie Bewley
Name: Katie Bewley
Title: Director of Client Relations

January 31, 2017